EXHIBIT 99.1

Kowabunga! Adopts Shareholders Rights Plan

CLEARWATER, Fla. — February 15, 2008— Think Partnership Inc. d.b.a. Kowabunga!®  (AMEX: THK), the leading provider of interactive performance-based advertising networks and technology platforms, announced today that its board of directors adopted a shareholder rights plan designed to protect Kowabunga! shareholders in the event of an unsolicited bid for control of the company.

In connection with this plan, Kowabunga!’s board of directors declared a dividend of one Preferred Stock Purchase Right for each outstanding share of Kowabunga!’s Common Stock.  The dividend will be received by shareholders of record on Friday, February 29, 2008.  Each share of Kowabunga! Common Stock will automatically represent one Right and separate Rights Certificates will not be distributed at this time.  Under U.S. law, the Rights distribution is not taxable to shareholders.

The Rights generally will be exercisable only if a person or group acquires 15 percent or more of Kowabunga! Common Stock or announces a tender or exchange offer which would result in ownership of 15 percent or more of the Common Stock and thus becomes an “Acquiring Person”.  Each Right will entitle its holder to buy one one-thousandth of a share of a new series of Preferred Stock at an exercise price of $16.74, subject to adjustment. The Rights are not currently exercisable.

Scott P. Mitchell, Kowbunga!’s president and chief executive officer, said, “Given the growth and opportunities we are currently managing, we believe that our share price is considerably undervalued and recognize that our company competes in a rapidly consolidating market segment.  We have established this rights plan to protect the long-term value of our shareholders’ investment. It will provide the board of directors more time to fully consider any unsolicited takeover bid for the company. The Rights will not prevent a takeover attempt, but should strongly encourage anyone seeking to acquire the company to negotiate directly with our board.”

If any person becomes the beneficial owner of 15% or more of Kowabunga!’s Common Stock, other than pursuant to a board-approved tender or exchange offer for all the outstanding shares of Kowabunga!, then each Right not owned by an Acquiring Person will entitle its holder to purchase, at the Right’s then current exercise price, shares of Kowabunga!’s Preferred Stock (or, in certain circumstances as determined by the board, cash, property, or other securities) having a value of twice such exercise price.  In addition, if Kowabunga!, after any person has become an Acquiring Person, becomes involved in a merger or other business combination transaction with another company, in which Kowabunga! does not survive or in which its Common Stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right will entitle each holder, other than an Acquiring Person, to purchase shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

Kowabunga! may redeem the Rights at a redemption price of $0.001 per Right, subject to adjustment, at any time until 10 days (subject to extension) after a public announcement that any person or group of affiliated persons intends to acquire, or has acquired or obtained the right to acquire, beneficial ownership of 15% or more of the shares of Kowabunga!’s Common Stock.  The Rights will expire in ten years. Details of the shareholder rights plan will be outlined in a letter that will be mailed to all shareholders as of the record date.  In addition, a copy of the rights agreement will be filed with the Securities and Exchange Commission as an exhibit to the company’s report on Form 8-K.

About Kowabunga! Inc.

Think Partnership Inc. is now doing business under the name “Kowabunga! Inc.” and will seek formal shareholder approval to change its legal name to Kowabunga! Inc. later in 2008. Kowabunga Marketing Inc. will continue as a subsidiary, operating its affiliate network and related products.

Kowabunga! Inc. is the leading provider of interactive performance-based advertising networks and technology platforms. Kowabunga! provides a comprehensive and integrated set of scalable and cost-effective marketing solutions for both advertisers and publishers. These solutions increase customer retention and revenues through a diverse set of related marketing channels, including affiliate marketing, click-fraud-protected pay-per-click advertising, lead generation, interactive direct marketing, integrated offline advertising, campaign management, public relations, and branding. Kowabunga! also operates several direct-to-consumer services including online dating, online education, and home business opportunities. High-profile brands include ValidClick AdExchange™, MyAP™, PrimaryAds™, BabyToBee™, Second Bite® and MSA. For more information, visit www.kowabunga.com.

Forward Looking Statements

Statements made in this press release that express the company's or management's intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the company's actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the company's report, as filed with the Securities and Exchange Commission on Form 10-K, filed March 29, 2007, under the section headed "Risk Factors." The company cannot guarantee future financial results, levels of activity, performance or achievements, and investors should not place undue reliance on the company's forward-looking statements.

Contact:

Kowabunga!®

Tanya Boggs, Director of Marketing, 727-324-0046, x2170

tanya.boggs@kowabunga.com

or

ICR Inc.

Ina McGuinness, 310-954-1100